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                    May 12, 2023

       Gregory Graves
       Chief Financial Officer
       ENTEGRIS INC
       129 Concord Road
       Billerica, Massachusetts 01821

                                                        Re: ENTEGRIS INC
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Form 8-K Filed
February 14, 2023
                                                            File No. 001-32598

       Dear Gregory Graves:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services